Exhibit 99.1

PRESS RELEASE

Development Agreement Sony Computer Entertainment Europe and Playlogic Game Factory

SCEE and Playlogic continue collaboration with renewed First Party Development Agreement

(New York / Amsterdam, the Netherlands) October 31,2007 – Today, Playlogic Entertainment, Inc. (OTCBB: PLGC) announced that it has signed its third development agreement with Sony Computer Entertainment Europe Ltd. The project will be developed at Playlogic’s in-house studio Playlogic Game Factory B.V. over a period of seven months with an option of extension of another six months. The scope and content of the project will remain undisclosed until further notice by SCEE Ltd.

“Over the past two years we have build a great relationship with SCEE” says Playlogic Executive VP Rogier W. Smit, “We have solid development assets and resources at our disposal at our in-house facility in the Netherlands and have the ability to deliver quickly. Having received the opportunity to continue this relationship is a testimony of the work we deliver.”

Igor Frid Managing Director of Playlogic Game Factory B.V. comments:
”The cooperation between SCEE and Playlogic Game Factory has proven to be very successful. We deliver high quality products using flexible and innovative development methodologies which enable us to develop innovative titles in close cooperation with SCEE London Studio.”

About Playlogic:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 75 employees, is listed on the OTCBB under the symbol "PLGC" and is headquartered in New York and Amsterdam. Its internal game development studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world with approximately 300 people of external development staff. Currently, 10 games on 12 platforms are in the works including “Officers” and “Age of Pirates: Captain Blood” which will be published this year, and “Dragon Hunters” based on the animated TV series and up-coming movie which will be published early next year. Recent world-wide releases include “Xyanide Resurrection,”  “Obscure II,” “Ancient Wars: Sparta,” "Infernal,” "Age of Pirates: Caribbean Tales," “World Racing 2,” “Knights of the Temple 2” and “Gene Troopers.”

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product.

FORWARD LOOKING STATEMENTS
This release contains statements about Playlogic's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Playlogic's business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC website located at www.sec.gov. Any forward-looking statements are based on information available to Playlogic on the date of this release, and Playlogic assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic Entertainment, Inc.
Rogier Smit / Jeroen Stein, Corporate PR & IR Department
T: +31 20 676 03 04
F: +31 20 673 13 14
E: rwsmit@playlogicint.com

For further information about Playlogic, please visit the Corporate Center at www.playlogicgames.com
Visit the Corporate Center at www.playlogicgames.com